EXHIBIT 9(d)

                            TRANSFER AGENCY AGREEMENT


     Agreement made as of this 27th day of September, 1995, between Janus Investment Fund, a Massachusetts business trust (the "Trust"), on behalf of those series of the Trust set forth on Appendix A to this Agreement (each, a "Fund" and collectively, the "Funds"), and Janus Service Corporation, a Colorado corporation ("JSC").

     The Trust desires to appoint JSC as transfer agent for the Funds and JSC desires to accept such appointment. In consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment of JSC. The Trust appoints JSC as the transfer agent for the Funds, and JSC accepts such appointment and agrees to perform the duties set forth in this Agreement. If the Trustees of the Trust hereafter determine to issue additional classes of shares of a Fund, JSC agrees that it will act as transfer agent for the shares so classified on the terms set forth in this Agreement.

2. Representations and Warranties of JSC. JSC represents and warrants that it is a corporation duly organized, existing and in good standing under Colorado law, that it is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934 and applicable state law, and that it has taken all requisite corporate proceedings to authorize it to enter into and perform this Agreement.

3. Representations and Warranties of the Trust. The Trust represents and warrants that it is a business trust duly organized, existing and in good standing under Massachusetts law, it is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), that all requisite steps have been or will be taken to register the Funds' shares for sale under federal and state securities laws, and that the Trust is empowered under applicable laws and by its Agreement and Declaration of Trust to enter into and perform this Agreement.

4. Duties of JSC. As transfer agent for the Funds, JSC shall perform all usual and ordinary services of a transfer agent of investment companies, in accordance with the policies and practices of the Trust or the Funds as disclosed in the Funds' current prospectuses or otherwise communicated in writing to JSC from time to time, including, but not limited to, the following:

     a. Recording the ownership, transfer, conversion, and cancellation of ownership of shares of a Fund on the books of that Fund;

     b.   Establishing and maintaining shareholder accounts;


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     c.   Preparing shareholder meeting lists, mailing proxies and receiving and tabulating proxies;

     d.   Mailing shareholder prospectuses, annual and semiannual reports;

     e. Recording reinvestments of dividends and distributions in a Fund's shares;

     f.   Preparing and mailing  confirmation  forms to shareholders and dealers
          for   purchases  and   redemptions   of  a  Fund's  shares  and  other
          transactions for which confirmations are required;

     g.   Cooperating   with   banks,   broker-dealers   and   other   financial
          intermediaries who represent shareholders of the Funds;

     h.   Investigating   all  shareholder   inquiries  related  to  shareholder
          accounts and responding promptly to correspondence from shareholders;

     i. Causing a Fund to redeem a sufficient number of shares in an account to meet a shareholder's redemption request and instructing the Fund's custodian to transfer such amounts to a redemption account at the custodian or another bank;

     j. Notifying the Funds' custodian on or before the payable date of estimated amounts of cash dividends or distributions, which amount shall be placed in a dividend disbursing account at the custodian or another bank; and

     k. Maintaining customary records in connection with its provision of services under this Agreement, and particularly, maintaining those records required to be maintained pursuant to Rule 31a-1 and for the period and in the manner prescribed by Rule 31a-2 under the 1940 Act. To the extent required by the 1940 Act and the rules and regulations thereunder, JSC agrees that all records maintained by JSC relating to the services performed by JSC pursuant to this Agreement are the property of the Funds and will be surrendered promptly to the Funds upon request.

5.   Compensation.

     a. Each Fund shall compensate JSC for services rendered under this Agreement in accordance with the schedule set forth in Appendix B (the "Fee Schedule").


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     b.   This  provision  may be changed from time to time by attaching to this
          Agreement a revised Fee Schedule, dated and signed by an authorized officer of each party hereto.

     c. JSC shall bill each Fund as soon as practicable after the end of each calendar month for the fee due for that month. Such fee shall be subject to reduction based on any income earned by JSC on overnight balances in deposit, dividend disbursement or redemption accounts maintained on the Funds' behalf. The Funds shall promptly pay to JSC the amount of such billing.

6. Reliance by Transfer Agent. JSC shall be protected in acting upon any paper or document believed by it to be genuine and to have been signed by a duly authorized officer of the Trust and shall not be held to have any notice of any change of authority of any such person until receipt of written certification thereof from the Trust. JSC shall be under no duty or obligation to inquire into, and shall not be liable for: (a) the legality of the issue or sale of any shares of a Fund, or the sufficiency of the amount to be received therefor; (b) the legality of the redemption of any shares of a Fund, or the propriety of the amount to be paid therefor; (c) the legality of the declaration of any dividend by a Fund, or the legality of the issue of any shares of a Fund in payment of any stock dividend; or
     (d) the legality of any recapitalization or readjustment of a Fund's shares.

7.   Standard of Care and Indemnification.

     a. JSC shall not be responsible for, and the Trust shall hold harmless and indemnify JSC from and against, any loss by or liability to a Fund or a third party (including reasonable attorney's fees and costs) in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by JSC pursuant to this Agreement, unless JSC's actions constitute negligence or willful misconduct. A Fund will be responsible for, and will have the right to conduct or control the defense of, any litigation asserting liability against which JSC is indemnified hereunder. JSC will not be under any obligation to prosecute or defend any action or suit with respect to the agency relationship hereunder, which, in its opinion, may involve it in expense or liability for which it is indemnified hereunder, unless a Fund will, as often as requested, furnish JSC with reasonable, satisfactory security and indemnity against such expense or liability.

     b. JSC will hold harmless and indemnify the Trust from and against any loss or liability (including reasonable attorney's fees and costs) arising out of any failure by JSC to comply with the terms of this Agreement due to JSC's negligence or willful misconduct.


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8.   Term and Termination.

     a. This Agreement shall become effective as of the date first written above and shall continue in effect until terminated in accordance with the provisions hereof.

     b. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than 60 days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a resolution of the Trustees of the Trust, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent.

     c. The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events:

          (i) Any interruption or cessation of operations of JSC or its assigns that materially interferes with the business operation of a Fund;

          (ii) The bankruptcy of JSC or its assigns or the appointment of a receiver for JSC or its assigns;

          (iii)Any merger, consolidation, or sale of substantially all the assets of JSC or its assigns;

          (iv) Failure by JSC or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of a Fund and which failure continues for ten (10) days after receipt of written notice from JSC.

     d. In the event of termination, JSC will use its best efforts to transfer the books and records of the Funds to the designated successor agent and to provide other information relating to its services provided hereunder for reasonable compensation therefor.

9. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

10.  Subcontracting.   The  Trust  agrees  that  JSC  may,  in  its  discretion,
     subcontract for the services to be provided under this Agreement.


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11.  Assignment.

     a. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party except with the written consent of the other party; provided, however, that any such assignment shall be subject to the prior written approval of the Trust and no such assignment will relieve JSC of any of its obligations hereunder.

     b. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

12. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Funds and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust's Agreement and Declaration of Trust, as amended from time to time, is on file in the Office of Secretary of State of the Commonwealth of Massachusetts. Such Agreement and Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and shareholders of the Trust.


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13.  Miscellaneous.

     a. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust or JSC, shall be sufficiently given if addressed to that party and mailed or delivered to it at such place as it may from time to time designate in writing.

     b. This Agreement shall be construed in accordance with the laws of the State of Colorado.

     c. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.



                                                     JANUS INVESTMENT FUND


                                                     By:  /s/ Thomas H. Bailey
                                                     Name:  Thomas H. Bailey
                                                     Title:   President



                                                     JANUS SERVICE CORPORATION


                                                     By:  /s/ Margorie G. Hurd
                                                     Name:  Margorie G. Hurd
                                                     Title:   President


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                                   APPENDIX A



         Janus Money Market Fund
         Janus Government Money Market Fund
         Janus Tax-Exempt Money Market Fund
         Janus High-Yield Fund
         Janus Olympus Fund



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                                   APPENDIX B



JSC shall be paid $16.00 per shareholder account per year plus reasonable out-of-pocket expenses incurred in connection with its services as transfer agent. Such fee shall be payable monthly and shall be subject to reduction as set forth in section 5.c. of this Agreement. If an account is opened or closed on other than the first or last day of a month, respectively, such fees shall be adjusted on a pro rata basis based upon the number of days the account was opened.

Notwithstanding the above, however, JSC agrees that it shall not look to the Funds or the Trust for compensation for its services provided under this Agreement to Janus Money Market Fund, Janus Government Money Market Fund or Janus Tax-Exempt Money Market Fund (collectively, the "Money Funds"). JSC shall be compensated for its services to the Money Funds entirely by Janus Capital Corporation, the administrator to the Money Funds pursuant to the Administration Agreement between Janus Capital Corporation and the Money Funds.